Filed Pursuant to
Rule 424(b)(3)
Registration No. 333–84112

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 19, 2002)

16,375,714 Shares

MICHAELS STORES, INC.

Common Stock

     This prospectus supplement supplements the prospectus dated March 19, 2002 of Michaels Stores, Inc. relating to 16,375,714 shares of common stock, par value $.10 per share, of Michaels Stores, Inc. issuable by us upon exercise of options granted from time to time to eligible persons under the Michaels Stores, Inc. Amended and Restated 1997 Stock Option Plan and the subsequent offer and resale of such shares of common stock from time to time by selling stockholders or permitted transferees. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     This prospectus supplement restates in its entirety the information set forth under the caption “Resale of Shares; Selling Stockholders” in the prospectus.

The date of this prospectus supplement is August 10, 2004.

RESALE OF SHARES; SELLING STOCKHOLDERS

     The persons listed in the following table are eligible pursuant to the registration statement and this prospectus to offer and sell shares acquired by them upon the exercise of options. The inclusion of any person in the following table is not an indication or admission that such person is our affiliate. The ownership information set forth in the following table is presented as of the close of business on August 6, 2004, unless otherwise noted below. 67,908,682 shares of common stock were issued and outstanding as of that date.

     We are unaware whether the selling stockholders listed below intend to exercise the options or sell the shares they may acquire upon exercise of options.

     In the future we may grant additional options to the persons listed below and may allow persons other than those listed below to offer and sell shares acquired upon exercise of options pursuant to the registration statement and this prospectus. We will supplement this prospectus to reflect such changes as and when required by law.

	Common Stock			Common Stock
	Ownership		Number of	Ownership
	Prior to Offering (1)(2)		Shares of	After Offering (1)(2)
			Common Stock
Name and Position	Number	Percentage	Offered Hereby	Number	Percentage
Charles J. Wyly, Jr. (3) Chairman of the Board of Directors	1,830,693	2.7%	920,205	910,488	1.3%
Sam Wyly (4) Vice Chairman of the Board of Directors	1,541,501	2.3%	1,090,409	451,092	*
Stargate, Ltd. (5)	380,205	*	320,205	60,000	*
Richard E. Hanlon (6) Director	118,800	*	23,900	94,900	*
The Patrick Reid Hanlon Trust (7)	10,167	*	7,967	2,200	*
Richard C. Marcus (8) Director	94,500	*	7,000	87,500	*
R. Michael Rouleau (9) President and Chief Executive Officer	768,278	1.1%	700,000	68,278	*
Jeffrey N. Boyer (10) Executive Vice President – Chief Financial Officer	114,583	*	114,583	0	*
Edward F. Sadler (11) Executive Vice President – Store Operations	83,334	*	83,334	0	*
Gregory A. Sandfort (12) Executive Vice President – General Merchandise Manager	50,035	*	50,000	35	*
Ronald S. Staffieri (13) President – Michaels Stores Group	117,167	*	117,167	0	*

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*	Less than 1% of class.

(1)	Percentages are based on 67,908,682 shares of common stock issued and outstanding as of the close of business on August 6, 2004.

(2)	Persons holding shares of common stock pursuant to the Michaels Stores, Inc. Employees 401(k) Plan generally have sole voting and investment power with respect to such shares of common stock.

(3)	Includes 600,000 shares to be acquired upon exercise of options granted under the plan, 333,333 of which are presently exercisable, 66,667 of which become exercisable on August 7, 2005, 66,666 of which become exercisable on August 7, 2004, 33,334 of which become exercisable on each of August 7, 2006 and August 6, 2007, and 33,333 of which become exercisable on each of August 6, 2005 and August 6, 2006. Also includes 87,500 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable. In addition, includes 380,205 shares held of record by Stargate, Ltd. (a limited partnership, the general partner of which is a trust of which Mr. Wyly is a co-trustee); 555,284 shares held of record by family trusts of which Mr. Wyly is the trustee; and 207,604 shares held of record by Shadywood USA, Ltd. (a limited partnership of which Mr. Wyly is a general partner).

(4)	Includes 450,000 shares to be acquired upon exercise of options granted under the plan, 316,666 of which are presently exercisable, 33,334 of which become exercisable on August 7, 2005, 33,333 of which become exercisable on August 7, 2004, 16,667 of which become exercisable on each of August 6, 2006, August 7, 2006 and August 6, 2007, and 16,666 of which become exercisable on August 6, 2005. Also includes 87,500 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable. In addition, includes 200,000 shares held of record by Tallulah, Ltd. (a limited partnership of which Mr. Wyly is a general and limited partner); 149,572 shares held of record by family trusts of which Mr. Wyly is the trustee; and 14,020 shares held of record by Mr. Wyly’s spouse.

(5)	Mr. Charles J. Wyly, Jr., Chairman of the Board of Michaels, is a co-trustee of a trust that is the general partner of Stargate, Ltd., a limited partnership.

(6)	Includes 10,167 shares held of record by The Patrick Reid Hanlon Trust (a trust of which Mr. Hanlon is a co-trustee). Also includes 87,500 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable.

(7)	Mr. Richard E. Hanlon, a director of Michaels, is a co-trustee of The Patrick Reid Hanlon Trust.

(8)	Includes 87,500 shares to be acquired upon exercise of options granted under the Michaels Stores, Inc. Amended and Restated 2001 General Stock Option Plan, all of which are presently exercisable.

(9)	Includes 700,000 shares to be acquired upon exercise of options granted under the plan, 433,333 of which are presently exercisable, 66,667 of which become exercisable on August 7, 2005, 66,666 of which become exercisable on August 7, 2004, 33,334 of which become exercisable on each of August 7, 2006 and August 6, 2007, and 33,333 of which become exercisable on each of August 6, 2005 and August 6, 2006. Also includes 20,000 shares held jointly with spouse and 6,088 shares held pursuant to the Michaels Stores, Inc. Employees 401(k) Plan. In addition, includes 12,190 shares acquired under the Michaels Stores Inc. Amended and Restated 1997 Employees Stock Purchase Plan as of June 30, 2004.

(10)	Includes 114,583 shares to be acquired upon exercise of options granted under the plan, 25,000 of which are presently exercisable, 25,000 of which become exercisable on each of February 7, 2005 and February 7, 2006, 8,334 of which become exercisable on August 6, 2007, 8,333 of which become exercisable on each of August 6, 2005 and August 6, 2006, and 4,861 of which become exercisable on each of August 7, 2004, August 7, 2005 and August 7, 2006.

(11)	Includes 83,334 shares to be acquired upon exercise of options granted under the plan, 16,667 of which are presently exercisable, 16,667 of which become exercisable on August 7, 2005, 16,666 of which become

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exercisable on August 7, 2004, 8,334 of which become exercisable on each of August 7, 2006 and August 6, 2007, and 8,333 of which become exercisable on each of August 6, 2005 and August 6, 2006.

(12)	Includes 50,000 shares to be acquired upon exercise of options granted under the plan, 8,334 of which become exercisable on each of February 6, 2007 and August 6, 2007, and 8,333 of which become exercisable on each of February 6, 2005, August 6, 2005, February 6, 2006 and August 6, 2006. In addition, includes 35 shares acquired under the Michaels Stores Inc. Amended and Restated 1997 Employees Stock Purchase Plan as of June 30, 2004.

(13)	Includes 117,167 shares to be acquired upon exercise of options granted under the plan, 21,333 of which are presently exercisable, 33,334 of which become exercisable on January 8, 2006, 33,333 of which become exercisable on January 8, 2005, 9,723 of which become exercisable on August 7, 2006, and 9,722 of which become exercisable on each of August 7, 2004 and August 7, 2005.

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